Exhibit 10.1

LOAN AGREEMENT

This Loan Agreement is hereby made between ________, (hereinafter collectively the “Lender”) and Renewable Energy Resources, Inc. (hereinafter the “Borrower”), and Mercatech Private Equity Management, Ltd., and Mercatech, Inc., (Guarantor) as of this ___ day of July 2007 (the “Loan Date.”)

LOAN AMOUNT:	Seven Hundred Fifty Thousand U.S. Dollars ($750,000.00)

TERM:	Five Years

PAYMENT OF INTEREST:
Interest on the unpaid principal amount of this Note shall accrue monthly, at a rate equal to eighteen percent (18%) per annum.  Accrued interest shall be paid to the Lender quarterly based on a calendar year and shall be cumulative.

REPAYMENT:
Repayment on the principal may begin after two (2) years at which time the Lender may elect to call for the repayment of up to twenty five percent (25%) of the original principal.  On subsequent anniversaries, the Lender may, upon 180 days notice, elect to call for the repayment of the outstanding principal by not more than twenty five percent (25%) of the original principal amount.  The unpaid principal balance under this Note with all accrued and unpaid interest on the unpaid principal balance shall be paid in full on the fifth anniversary of the date of this Note.

PREPAYMENT:
Borrower shall have the right to prepay at any time and from time to time, without penalty or premium, all or any portion of the outstanding principal of this Note.  All prepayments of outstanding principal of this Note shall be applied first to accrued interest, and second to unpaid principal.

SHARES IN BORROWER:	Borrower shall grant to Lender shares of its common stock, subject to SEC Rule 144, equal to Five percent (5%) of the value of the loan on the Loan Date at the closing price.

REGISTRATION RIGHTS:	None, other than those granted to other shareholders in general.

USE OF FUNDS AND GUARANTEE:	The Lender’s funds will be used solely to fund the Springfield Energy Project, LLC (“SEP”). SEP will guarantee this Note.

EVENTS OF DEFAULT:
An “Event of Default” shall occur if at any time: (a) the Borrower becomes insolvent, commits any act of bankruptcy, makes a general assignment for the benefit of creditors, liquidates or takes any step looking toward liquidation, makes or gives any notice of a bulk sale, or admits in writing the inability to pay debts as they mature; or (b) any petition, bankruptcy or insolvency or for any form of reorganization, composition, extension, appointment of a receiver or other similar relief of debtors under state or federal law is filed by or against Borrower; or (c) any preceding, procedure or remedy supplementary to or in enforcement of a judgment is resorted to or is commenced against Borrower or with respect to any property of Borrower; or (d) any committee of creditors of Borrower is appointed or any meeting of Borrower’s creditors is called; or (e) any receiver, court or governmental authority takes possession or control of any substantial part of the property of Borrower or Borrower’s affairs; or (f) any of the events described in (a) through (e) above occurs with respect to any endorser, guarantor, surety or other person liable upon or for this Note; or (g) any warranty or order of attachment of any property of Borrower is served on Lender; or (h) the Lender deems itself insecure.

Loan Agreement

REMEDIES:
In the event an Event of Default shall occur and be continuing for 60 days after delivery of a written notice of default, then in the sole discretion of the Lender and without further notice to the Borrower, the unpaid principal amount and the accrued interest hereunder, at the applicable rate specified above, and all other sums due by Borrower under this Note, shall become immediately due and payable without presentment, demand, protest or other requirements of any kind.

COLLECTION FEES:	If this Loan is placed with an attorney for collection, then the prevailing party shall be entitled to fees and costs pursuant to Florida law.

VENUE/JURISDICTION:
This Note and all questions relating to its validity, interpretation or performance and enforcement shall be governed by and construed in accordance with the laws of the State of Florida.  Venue for all actions seeking enforcement of this Note’s terms shall be the State Court for Hillsborough County Florida.

LENDING GUARANTOR:
Mercatech Private Equity Management, Ltd., and Mercatech, Inc., hereby guarantee the loan to be made by _______ to Renewable Energy Resources, Inc., which is being invested into the Springfield Energy Project, LLC (SEP) as described in this loan agreement. Mercatech hereby agrees that the funds, in the amount of seven hundred and fifty thousand dollars ($750,000.00) under the loan shall be secured by the Secured Medium Term Revolving facility, in the amount of one hundred fifty million euros (' 150,000,000). This guarantee is made for the purpose of securing the interest that Mercatech has in the success of RENW through the SEP project.

IN WITNESS WHEREOF, Borrower and Lender, intending to be legally bound, have caused their duly authorized representatives to execute and deliver this Note on the date first written above.

BORROWER:

RENEWABLE ENERGY RESOURCES, INC.	MERCATECH PRIVATE EQUITY MANAGEMENT and MERCATECH, INC.

/s/ Kenneth P. Brown	/s/ Cary Masi
Kenneth P. Brown, Chief Executive Officer	Cary Masi, President and Officer